Exhibit T3B.6

LIMITED LIABILITY COMPANY AGREEMENT

OF

CORE SCIENTIFIC MINING LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Core Scientific Mining LLC, a Texas limited liability company (“Company”), formed under the Texas Business Organizations Code, as it may be amended from time to time (the “Code”), effective as of December 14, 2022, is entered into, and executed by Core Scientific, Inc., a Delaware corporation, as the sole member of the Company (the “Member”), in consideration of the promises and the covenants and provisions hereinafter contained, the Member and Company states as follows:

ARTICLE 1

ORGANIZATIONAL AND OTHER MATTERS

Section 1.1 Formation Admission. The Company has been organized as a Texas limited liability company by the filing of a Certificate of Formation (the “Certificate”) with the Secretary of State of the State of Texas on December 14, 2022 pursuant to and in accordance with the Code. This Agreement constitutes the “company agreement” (as such term is used in the Code) of the Company.

Section 1.2 Name. The name of the Company is “Core Scientific Mining LLC”, and the business of the Company shall be conducted under such name. The Member may, in its sole discretion, change the name of the Company from time to time. In any such event, the Company shall promptly file or caused to be filed in the office of the Secretary of State of Texas an amendment to the certificate of formation reflecting such change of name.

Section 1.3 Member. The name and address of the Member of the Company is: Core Scientific, Inc., 210 Barton Springs Road, Suite 300, Austin, TX 78704.

Section 1.4 Term. The Company’s existence began upon the filing of the Certificate and shall continue for the period of duration set forth in the Certificate or until the earlier winding up and termination of the Company, in accordance with Article VIII or as otherwise required by the Code.

Section 1.5 Limited Liability. Except as otherwise provided by the Code, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and the Member shall not be obligated personally for any of such debts, obligations, or liabilities solely by reason of being a member of the Company.

Section 1.6 Registered Office and Agent. The address of the Company’s registered office (required by the Code to be maintained in the State of Texas) shall be 5301 Southwest Parkway, Suite 400, Austin, TX 78735, and the name of the Company’s registered agent at such address is Registered Agent Solutions, Inc. The Company’s principal place of business shall be 210 Barton Springs Road, Suite 300, Austin, TX 78704. The Member may change such registered office, registered agent, or principal place of business from time to time. The Company may, from time to time, have such other place or places of business within or without the State of Texas, as may be determined by the Member.

Section 1.7 Fiscal Year. The fiscal year of the Company shall end on December 31 of each calendar year unless, for United States federal income tax purposes, another fiscal year is required. The Company shall have the same fiscal year for United States federal income tax purposes and for accounting purposes.

ARTICLE 2

PURPOSE AND POWERS

Section 2.1 Purpose of the Company. The purpose of the Company shall be to engage or participate in any lawful business activities in which a limited liability company formed in the State of Texas may engage or participate.

Section 2.2 Powers of the Company. The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental, or convenient to, or for the furtherance of, the purpose and business described herein and for the protection and benefit of the Company.

ARTICLE 3

CONTRIBUTIONS

Any investment in the Company will be made 100% by the Member. Notwithstanding anything in this Agreement to the contrary, no capital called by the Company (or by the Member) shall be deemed an asset of or contribution to the Company unless and until such capital is released from custodial or escrow accounts by the Member and is: (i) invested by and for the account of the Company, in stock or other securities that the Member designates as Company portfolio assets, or (ii) used for Company expenses or other purposes that the Member expressly authorizes.

ARTICLE 4

DISTRIBUTIONS

The Member shall have the full and complete authority to determine the time and amount of all cash distributions to the Member. Any distribution to the Member shall be in proportion to the Member’s funding contribution(s) as provided above.

ARTICLE 5

MANAGEMENT OF THE COMPANY

Section 5.1 Management. The management of the business and affairs of the Company shall be reserved to the Member, which shall have the power to do any and all acts necessary or convenient for the furtherance of the purpose of the Company described in this Agreement, including all powers, statutory or otherwise, possessed by members of a limited liability company under the Code, except as otherwise provided in this Agreement.

Section 5.2 Officers. The Member may appoint, and remove with or without cause, officers of the Company with such titles as the Member deems appropriate and may delegate to such officers the duties and powers that the Member deems appropriate. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Code, the assignment of such title shall constitute the delegation to such officer of the authorities and duties that are normally associated with that office.

Section 5.3 Other Activities. Neither this Agreement nor any principle of law or equity shall preclude or limit, in any respect, the right of the Member to engage in or derive profit or compensation from any other activities or investments.

ARTICLE 6

INDEMNIFICATION

Section 6.1 The Company shall indemnify any person who was, is, or is threatened to be made a party to a Proceeding (as hereinafter defined) by reason of the fact that he or she: (i) is or was a Member or other officer of the Company or an officer, director, stockholder, manager, member, or partner of the Member (each an “Indemnified Person”) or, (ii) while an Indemnified Person, is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise (a “Subject Enterprise”), to the fullest extent permitted under the Code, as the same now exists or may hereafter be amended. Such right shall be a contract right and, as such, shall run to the benefit of any Indemnified Person while this Section 6.1 is in effect. Any repeal or amendment of this Section 6.1 shall be prospective only and shall not limit the rights of any such Indemnified Person, or the obligations of the Company with respect to any claim arising from or related to the services of such person in any of the foregoing capacities prior to any such repeal or amendment to this Section 6.1. Such right shall include the right to be reimbursed by the Company, for expenses incurred in investigating or defending any such proceeding, in advance of its final disposition, to the maximum extent permitted under the Code, as the same now exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid-in full by the Company within sixty (60) days after a written claim has been received by the Company, the claimant may, at any time thereafter, bring suit against the Company to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense is not permitted under the Code, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Member, independent legal counsel, or officers) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Company (including its Member, independent legal counsel, or officers) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, resolution of the Member or officers, or under any agreement, or otherwise.

Section 6.2 The Company may additionally indemnify any employee or agent of the Company to the fullest extent permitted by law.

Section 6.3 As used herein, the term “Proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

Section 6.4 In the event the Company shall be obligated to indemnify any Indemnified Person pursuant to clause (ii) of the first sentence of Section 6.1, the Company shall be subrogated to all rights of such Indemnified Person against, or otherwise to receive indemnification from, each Subject Enterprise with respect to or on account of the Proceeding giving rise to the Company’s obligation to indemnify such Indemnified Person pursuant to clause (ii) of the first sentence of Section 6.1, including without limitation any and all rights of such Indemnified Person to indemnification from such Subject Enterprise under the articles or certificate of incorporation, bylaws, regulations, limited liability company agreement, partnership agreement, or other organizational documents of such Subject Enterprise, or any agreement between such Indemnified Person and such Subject Enterprise.

ARTICLE 7

TRANSFER OF MEMBERSHIP INTERESTS

The Member may transfer all or any portion of such Member’s interest in the Company at any time. Upon any such assignment, the assignee(s) shall succeed to the rights and obligations of the Member in respect of its interests in the Company and each such assignee shall become a member of the Company with respect to the interest in the Company so assigned to such assignee. Notwithstanding anything to the contrary contained herein, no such transfer of a Member’s interest in the Company shall operate to dissolve the Company.

ARTICLE 8

WINDING UP AND LIQUIDATION

Section 8.1 Winding Up. The Company shall be wound up upon the occurrence of any event requiring winding up in the Code.

Section 8.2 Effect of Winding Up. Upon winding up, the Company shall cease carrying on its business but shall not terminate until the winding up of the affairs of the Company is completed, the assets of the Company shall have been distributed as provided below, and a Certificate of Termination of the Company under the Code has been filed with the Secretary of State of the State of Texas.

Section 8.3 Liquidation Upon Winding Up. Upon winding up, sole and plenary authority to effectuate the liquidation of the assets of the Company shall be vested in the Member, which shall have full power and authority to sell, assign and encumber any and all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner. The proceeds of liquidation of the assets of the Company distributable upon a winding up of the Company shall be applied in the following order of priority:

(a) first, to the creditors of the Company, including creditors who are Members, in the order of priority provided by law, in satisfaction of all liabilities and obligations of the Company (of any nature whatsoever, including, without limitation, fixed or contingent, matured or unmatured, legal or equitable, secured or unsecured), whether by payment or the making of reasonable provision for payment thereof; and

(b) thereafter, to the Member.

Section 8.4 Completion of Winding Up and Certificate of Termination. The winding up of the Company shall be completed when all of its debts, liabilities, and obligations have been paid and discharged, or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the Company have been distributed to the Member. Upon the completion of the winding up of the Company, a Certificate of Termination of the Company shall be filed with the Secretary of State of the State of Texas.

Section 8.5 Bankruptcy. Notwithstanding any provision of this Agreement to the contrary, the bankruptcy of the Member shall not cause the dissolution of the Company or such Member to cease to be a Member of the Company, and upon the occurrence of such an event, the Company shall continue without dissolution.

ARTICLE 9

AMENDMENT

This Agreement may be amended or modified only by a written instrument executed by the Member. In addition, the terms or conditions hereof may be waived by a written instrument executed by the party waiving compliance.

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IN WITNESS WHEREOF, the undersigned, being the sole member of the Company, has executed this Agreement effective as of the date first written above.

MEMBER:

CORE SCIENTIFIC, INC.

By:	/s/ Todd DuChene
Name:	Todd DuChene
Title:	President, Chief Legal Officer and Secretary

[Signature Page to Limited Liability Company Agreement of Core Scientific Mining LLC]